January 30, 1997


                            SHARE PURCHASE AGREEMENT


   THIS AGREEMENT is made on January 30, 1997, in Paris, France.


                                     BETWEEN

   1. Johnson Worldwide Associates Inc., a corporation organized and existing under the laws of the State of Wisconsin, having is principal office at 1326 Willow Road, Sturtevant, Wisconsin 53177, USA (the "Seller"), represented by Mr. Carl G. Schmidt, its Senior Vice President and Chief Financial Officer;

                                       AND

   1. Societe Figeacoise de Participations, a French societe anonyme with a registered capital of FF 250,000 divided into 2,500 shares with a nominal value of FF 100 each, having its registered office at 15 rue Ingenieur Verriere, 56325 Lorient, France, and being registered at the Registry of Commerce and Companies of Lorient under the number B 398 743 138 (hereinafter "SFP"), represented by Mr. Anthony Le Saffre; and

   2. Plastimo, a French societe anonyme with a registered capital of FF 41,250,000 divided into 412,500 shares with a nominal value of FF 100 each, having its registered office at 15 rue Ingenieur Verriere, 56325 Lorient, France, and being registered at the Registry of Commerce and Companies of Lorient under the number B 863 500 237 ("Plastimo France". SFP and Plastimo France shall collectively be referred to as the "Purchasers".), represented by Mr. Anthony Le Saffre.


                                   WITNESSETH


   WHEREAS:

   1. Seller will own immediately prior to the Closing (as such term is defined in Section 1.03 hereof) all the shares (the "Plastimo France Shares") of Plastimo France and all the issued shares (the "Plastimo UK Shares") of Plastimo Manufacturing (UK) Limited, an English company with a nominal share capital of (pound sterling) 1,000,000 divided into 1,000,000 shares of (pound sterling) 1 each of which 735,000 are issued, having its registered office at School Lane, Chandlers Ford Industrial Estate, Eastleigh, Hampshire S053 4D6, England ("Plastimo UK". Plastimo France and Plastimo UK shall collectively be referred to as the "Companies" and the Plastimo France Shares and the Plastimo UK Shares shall collectively be referred to as the "Shares").

   2. Seller desires to sell to SFP and SFP desires to purchase from Seller the Plastimo France Shares, and Seller desires to concurrently sell to Plastimo France and Plastimo France desires to Purchase from Seller the Plastimo UK Shares, upon the terms and subject to the conditions set forth herein.

   NOW, THEREFORE, the Parties hereto agree as follows:


                                    ARTICLE I

                         SALE AND PURCHASE OF THE SHARES

   1.01 Purchase and Sale.

        Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell to SFP and SFP shall purchase from Seller the Plastimo France Shares, and (concurrently with the sale of the Plastimo France Shares to SFP) Seller shall sell to Plastimo France and Plastimo France shall purchase from Seller the Plastimo UK Shares. It is hereby understood that SFP and Plastimo France shall have no obligation to purchase the Plastimo France Shares and the Plastimo U.K. Shares, respectively, unless the Seller tenders all of the Plastimo France Shares to SFP and the Plastimo U.K. Shares to Plastimo France at the Closing.

   1.02 Purchase Price.

        The aggregate consideration to be paid by SFP for the Plastimo France Shares shall be FF 82,500,000 in cash, as may be adjusted pursuant to
   Article V hereof (the "Plastimo France Purchase Price"). The aggregate consideration to be paid by Plastimo France for the Plastimo UK Shares shall be FF 11,680,207 in cash, as may be adjusted pursuant to Article V hereof (the "Plastimo UK Purchase Price"). The Plastimo France Purchase Price shall be paid by SFP, and the Plastimo UK Purchase Price shall be paid by Plastimo France, in the manner and at the time set forth in
   Section 1.03.

   1.03 Closing.

        (a) Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated hereby shall take place at a closing (the "Closing") to be held at 9:00 a.m., local time, on January 30, 1997 at the offices of Salans Hertzfeld & Heilbronn, 9 rue Boissy d'Anglas, 75008 Paris, France, or at such other time or on such other date or at such other place as the Seller and the Purchasers may mutually agree upon in writing.

        (b) At the Closing, the Seller shall deliver or cause to be delivered to the Purchasers (i) a duly executed ordre de mouvement for all of the Plastimo France Shares, sufficient to convey to SFP good title to the Plastimo France Shares; (ii) a copy of the share transfer register of Plastimo France showing the transfer of the Plastimo France Shares in favor of SFP; (iii) duly endorsed stock certificates (or equivalent documents) evidencing the Plastimo UK Shares, sufficient to convey to Plastimo France good title to the Plastimo UK Shares; and (iv) the certificates and other documents required to be delivered pursuant to
   Section 4.01.

        (c) At the Closing, SFP shall pay an amount equal to the Plastimo France Purchase Price to the Seller by bank check (cheque de banque) issued by a first rate French bank for immediately available funds.

        (d) At the Closing, Plastimo France shall pay the Plastimo UK Purchase Price to the Seller by bank check (cheque de banque) issued by a first rate French bank for immediately available funds.

        (e) The Seller shall not be deemed (i) to have transferred title to the Plastimo France Shares to SFP or (ii) to have transferred title to the Plastimo UK Shares to Plastimo France, unless each of the conditions precedent to the obligations of the Seller set forth in Section 4.02 hereof are fulfilled.


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                               GIVEN BY THE SELLER

        To the exclusion of all other representations and warranties, whether express, implied or statutory and except as set forth in the Exhibits attached hereto, the Seller hereby makes the following representations and warranties to SFP (and to Plastimo France with respect to the Plastimo UK Shares) as to facts existing as of the date hereof and events which have or have not occurred on or prior to the date hereof. The Seller hereby acknowledges that SFP and Plastimo France have agreed to enter into this Agreement on the basis of these representations and warranties, and are relying on these representations and warranties regardless of the participation of SFP's auditors in reviewing financial statements of the Companies and any other investigation which SFP may have made. It is expressly understood and agreed that any reference in this Article II to the knowledge of the Seller shall refer to the actual knowledge of Mr. Carl G. Schmidt (who is a director of Plastimo France) and/or Mr. Philippe Blime (who is a director of Plastimo France and Plastimo UK).


   2.01 Corporate Matters

        (a) Each Company and each Subsidiary (as such term is defined in Section 2.01(d) hereof) has been duly organized in conformity with the laws of its jurisdiction of incorporation. The Companies and the Subsidiaries have obtained all material permits, licenses, authorizations and approvals (governmental or otherwise) necessary to own and operate their assets and to carry out their businesses as now being conducted, except where failure to obtain a permit, license, authorization or approval would not have a material adverse effect on the Companies and the Subsidiaries taken as a whole (a "Material Adverse Effect"). The Companies and the Subsidiaries have accurately and diligently accomplished, on or prior to the applicable deadlines, all formalities that are required to validly continue their existence.

        (b) There has been no request for the annulment or the dissolution of any Company or Subsidiary, nor any bankruptcy restructuring procedure ("redressement judiciaire") or judicial liquidation, nor any equivalent procedure; neither Company nor any of the Subsidiaries is insolvent ("etat de cessation de paiements"). There are no grounds upon which a third party could require the dissolution or winding up of any Company or Subsidiary.

        (c) A complete, up-to-date, certified copy of the by-laws (or equivalent organizational documents) of the Companies and the Subsidiaries, as well as an original excerpt ("Extrait K-bis") from the Registry of Commerce and Companies (or equivalent certificate) for the Companies and the Subsidiaries are attached hereto in Exhibit 2.01(c)(i). No resolution has been approved that results or will result in the amendment of the attached by-laws or the dissolution or winding up of any Company or Subsidiary. All of the corporate books and registries of the Companies and the Subsidiaries have been properly maintained in all material respects in accordance with applicable law. The corporate books and registries of the Companies and the Subsidiaries accurately reflect, in all material respects in accordance with applicable law, their activities since their incorporation. A copy of the last board of directors minutes of each Company and each Subsidiary, as well as the minutes of the last shareholders' meeting, are attached hereto as Exhibit 2.01(c)(ii).

        (d) Exhibit 2.01(d) sets forth the name of each subsidiary of the Companies (the "Subsidiaries"), including each Subsidiary's jurisdiction of organization, its registered share capital, the number and nominal value of its issued shares, the current ownership by the Companies of such shares and each Subsidiary's registered office. Other than the Subsidiaries, the Companies do not have any subsidiaries and do not directly or indirectly hold shares or other securities in any company, French or foreign. Neither of the Companies is part of any group or association with third parties nor of any organization to which it could be obligated to contribute additional capital or the liabilities of which it could be required to pay or guarantee. None of the Companies or Subsidiaries acts as a member of the board of directors of any other company. No contract exists whose stated purpose is to give to a third party (i) influence over the control or the management of the Companies or the Subsidiaries or their respective businesses or (ii) a right to claim a part of the profits of the Companies or the Subsidiaries.


   2.02 Capital Structure

        (a) The Plastimo France Shares represent 100% of the capital of Plastimo France, and the Plastimo UK Shares represent 100% of the capital of Plastimo UK. The Shares are fully paid-in. Except as set forth in
   Exhibit 2.01(d), Plastimo France is the direct owner of 100% of the shares of the Subsidiaries (the "Subsidiary Shares"). The Companies have not issued shares or rights of any kind whatsoever other than the Shares and the Subsidiaries have not issued shares or rights of any kind whatsoever other than the Subsidiary Shares which may give rise, directly or upon conversion, exchange, reimbursement or exercise, to an increase of their capital or an issuance of securities which entitle their owners to a share of the profits or to voting rights of the Companies or the Subsidiaries.

        (b) The Seller has full legal right, power and authority to sell the Shares and has obtained all requisite permits and consents for such sale. Except as set forth in Exhibit 2.02(b), the Shares are fully negotiable and free from any option rights, claims, privileges, liens, security interests, collateral, encumbrances, charges or restrictions of any kind whatsoever. Immediately following the sale of the Plastimo France Shares to SFP and the sale of the Plastimo UK Shares to Plastimo France (and except in connection with any actions taken by SFP), SFP shall acquire full ownership of the Plastimo France Shares and Plastimo France shall acquire full ownership of the Plastimo UK Shares, free from any option rights, claims, privileges, liens, security interests, collateral, encumbrances, charges or restrictions of any kind whatsoever.


   2.03 Effect of the Sale

        Except as set forth in Exhibit 2.03 hereto and except for matters not having a Material Adverse Effect, the sale of the Plastimo France Shares to SFP and the sale of the Plastimo UK Shares to Plastimo France will not:

        (a) conflict with or violate the by-laws or other organizational documents of either Company or conflict with or violate any legal or regulatory disposition, or any judgment or decision that has been notified to either Company, whether judicial or regulatory; or

        (b) result in the creation of any option rights, claims, privileges, liens, security interests, collateral, encumbrances, charges or restrictions of any kind whatsoever upon any material assets owned by the Companies or the Subsidiaries; or

        (c) give any person the right to revoke a guarantee, surety, comfort letter or other similar document issued for the benefit of any Company or Subsidiary; or

        (d) give any person the right to modify, cancel or revoke any material permit, authorization or license necessary for the legal exercise of the activities of the Companies' or the Subsidiaries' businesses or of any favorable tax regime or of subsidy or other public assistance; or

        (e) give any person the right to require the early repayment of a loan or a line of credit or any other financing granted to any Company or Subsidiary or to modify their terms; or

        (f) give any person the right to terminate a material contract or agreement to which a Company or a Subsidiary is a party, or any other material contract or agreement which is necessary for the Companies' or the Subsidiary's businesses or to modify the effects of any such contracts or agreements.

   2.04 Potential Conflicts of Interest

        Except as set forth in Exhibit 2.04 hereto, neither the Seller, nor any entity that is controlled by the Seller:

        (a) holds, or has the option to acquire, directly or indirectly, a participation in a company or business which conducts business with the Companies or the Subsidiaries as a supplier, purchaser, lessor, provider of services or in any other manner; or

        (b) holds, or has the option to acquire, directly or indirectly, in whole or in part, any assets or rights used by any Company or Subsidiary for purposes of conducting its activities or which are necessary for the conduct of the business of any Company or Subsidiary; or

        (c) receives any remuneration from persons outside the JWA group who provide goods or services to any Company or any Subsidiary, or from persons who purchase goods or services from any Company or Subsidiary; or

        (d) has made, or intends to make, a claim against a Company or Subsidiary whether by virtue of a contract or by operation of law; or

        (e) is owed any amounts by the Companies and/or the Subsidiaries by reason of a loan or for any other reason excluding ordinary course intercompany transactions.


   2.05 Financial Situation

        (a) The Seller has delivered to SFP a copy of the consolidated financial statements of the Companies and the Subsidiaries for the year ended on September 27, 1996 stated in U.S. Dollars (hereinafter the "Accounts"), attached hereto as Exhibit 2.05 (a).

        (b) The Accounts have been prepared according to U.S. generally accepted accounting principles (U.S. GAAP) applied on a consistent basis. They fairly present in accordance with US GAAP on a consolidated basis in all material respects the financial condition of the Companies at September 27, 1996 and the results of the operations of the Companies and the Subsidiaries for the financial period which they cover. To the best knowledge of the Seller: (i) these Accounts have been prepared from the individual statutory accounts of the Companies and Subsidiaries and (ii) such statutory accounts were prepared according to generally accepted accounting principles of the countries in which each Company or Subsidiary operates, applied on a consistent basis. A copy of each of these statutory accounts for the year ended September 30, 1996 is attached hereto as Exhibit 2.05(b). The local currencies of such statutory accounts were converted into U.S. Dollars for the purposes of the Accounts at the rates set forth in Exhibit 2.05(b).


   2.06 Current Operations

        Each of the Companies and Subsidiaries has since September 27, 1996 been managed in the ordinary course of business and "en bon pere de famille". Except as set forth in Exhibit 2.06 hereto, since September 27, 1996:

        (a) To the exclusion of macro-economic type events or modifications, no event, modification or transaction of any kind has taken place which has a Material Adverse Effect on the financial condition and operations of the Companies and Subsidiaries taken as a whole and the Seller knows of no event or modification which will have such an effect;

        (b) No dividend has been declared or paid by the Companies, no amount has been improperly paid out by any Company or Subsidiary, and no shares of the Companies have been repurchased or redeemed by the Companies;

        (c) None of the Companies or Subsidiaries has contracted a commitment or obligation other than in the ordinary course of its business, and in conformity with its previous practice and in amounts comparable with those commitments contracted in the past;

        (d) None of the Companies or Subsidiaries has acquired any material fixed assets or sold any of their material fixed assets except at prices conforming to their fair market value, nor (except for contested items or for other reasonable commercial reasons) relinquished any debts or other rights due to them without receiving full compensation therefor, nor repaid any loan prior to its repayment date;

        (e) None of the Companies or Subsidiaries has, except in the ordinary course of business, raised salaries or has modified the terms of the employment contracts to which it is a party, nor the benefits enjoyed by its employees and managers. None of the Companies or Subsidiaries has (except in the ordinary course of business or as required by applicable laws, regulations and collective bargaining agreements) expressly undertaken to increase the salaries or bonuses or other advantages of any of their employees or managers; and

        (f) None of the Companies or Subsidiaries has granted any material option rights, mortgages or other security interests or encumbered the property of the Companies and/or the Subsidiaries in any way.


   2.07 Tax, Social Security and Customs

        Except as set forth in Exhibit 2.07 hereto, at the date hereof, the Companies and the Subsidiaries are not subject to any tax, social security, or customs audit and no pending tax, social security or customs adjustments have been notified to any of the Companies or Subsidiaries.


   2.08 Compliance with the Law and Litigation

        (a) The Companies and the Subsidiaries have acted in conformity with the laws, decrees, regulations and binding decisions of competent authorities that are applicable to them or that relate to their activities, except where such non-conformity has no Material Adverse Effect.

        (b) Except for those items described in Exhibit 2.08(b) hereto and for matters involving claims of less than FF 100,000 or its equivalent in another currency, none of the Companies or Subsidiaries is a party to any administrative, judicial or arbitration procedures. Except as set forth in
   Exhibit 2.08(b), they are not the subject of any written claim and the Seller has no knowledge of any circumstance which makes it reasonably foreseeable that such a claim will be made against one of them. They have not received any notification of a proceeding or administrative investigation.


   2.09 Contracts

        (a) Exhibit 2.09(a) hereto enumerates all of the contracts to which any Company or Subsidiary is a party:

             (i) conferring exclusivity as a distributor, commercial agent or traveling sales representative (VRP); or

             (ii) requiring a payment of greater than FF 500,000; or

             (iii) requiring, if terminated immediately after the date hereof, the payment of an indemnity, penalty or other sum exceeding FF 500,000 , or, in the case of employment contracts, requiring indemnities other than indemnities required by law or applicable collective bargaining agreements.

   Such contracts shall be referred to herein as the "Important  Contracts".

        (b) None of such Important Contracts violates any mandatory law or regulation and the Companies and the Subsidiaries have full rights to require their performance in accordance to their respective terms. No party to these contracts is in breach of the obligations contained therein thus giving a third party a right to terminate or to require payment of an indemnity in excess of FF 500,000. No discussion is underway with the view to modifying or terminating any of these contracts.


   2.10 Real Property and Fixtures

        (a) The Companies and the Subsidiaries have good title to or lease, under written leases, all of the real property and fixtures to such real property used in their industrial and commercial activity. Exhibit 2.10(a) contains copies of all such leases including any amendments. The real property and said fixtures used in their industrial and commercial activity are not subject to any contract that permits a third party to occupy the premises used by the Companies or the Subsidiaries or that could materially restrict or limit their present use by the Companies or the Subsidiaries.

        (b)  To the best knowledge of the Seller and except as stated in
   Exhibit 2.10(b), all of the real property and attached fixtures used by the Companies and the Subsidiaries are in good working order and repair (reasonable wear and tear excepted) in conformity in all material respects with the laws and regulations applicable to them, in particular with respect to zoning, environment, safety and labor law. To the best knowledge of the Seller, the electrical, water and gas installations conform in all material respects to existing legal requirements.

        (c) No decision has been notified in writing to the Companies or the Subsidiaries by a competent authority that has or will have the effect (i) of restricting or modifying the use of the real property or installations used by the Companies or the Subsidiaries or (ii) requiring material new investments. No decision has been published by a competent authority that has or will have the effect of (i) restricting or modifying the use of the real property or installations used by the Companies or the Subsidiaries or (ii) requiring material new investments before July 31, 1998.


   2.11 Technical Installations and Equipment

        (a) To the best knowledge of the Seller, the technical installations and equipment held by the Companies and the Subsidiaries at the date hereof are, reasonable wear and tear excepted, in good order and repair, and conform in all material respects to the regulations that apply to them, notably in environmental and security matters.

        (b) There are adequate reserves in the Accounts in accordance with U.S. GAAP for any obsolete installations and equipment and for any installations and equipment relating to products that the Companies or the Subsidiaries no longer sell.

        (c) The Companies and the Subsidiaries have not incurred any liability with respect to environmental, safety, hygiene or public health matters which is, in accordance with the application of U.S. GAAP, insufficiently provided for, in the Accounts.


   2.12 Inventory and Goods Sold

        (a) The inventory of products which are sold by the Companies and the Subsidiaries as of September 27, 1996 is reflected in the Accounts and registered in books of the Companies and the Subsidiaries on a consistent basis and conforms to U.S. GAAP. If required, write-downs or reserves in accordance with U.S. GAAP have been recorded in the Accounts with respect to said inventory that is aging, obsolete or slow-moving or deteriorated.

        (b) All products sold by the Companies and the Subsidiaries conform in all material respects to the laws and regulations applicable to them and to specifications contractually imposed by clients. With the exception of the events described in Exhibit 2.12(b), the Seller has no knowledge of any event or incident related to the products which may create a liability for any Company or Subsidiary.

        (c) Any warranties (other than warranties which apply by operation of law) granted to the customers with respect to the products sold by the Companies and the Subsidiaries are set forth in Exhibit 2.12(c)(1). Except as set forth in Exhibit 2.12(c)(2), the Companies and the Subsidiaries have not decided to recall or modify for any alleged material hazard or alleged defect in design, manufacture or workmanship, the products which it has sold or manufactured before the present date and no client has made a written request that they recall or modify any such products for those reasons.


   2.13 Intangible Property Rights

        (a) Businesses ("Fonds de Commerce"). The "fonds de commerce" operated by Plastimo France is fully owned by it. It has been lawfully and validly created, purchased or contributed and is free from any pledge, security, privilege or any other similar third party rights of any kind. Plastimo France has not leased any businesses pursuant to a "location gerance".

        (b) Intellectual Property Rights. All patents, patent applications, trademarks, trademark applications and registered copyrights ("IP Rights") which are owned by or licensed to the Companies or the Subsidiaries are listed in Exhibit 2.13(b)(1). The IP Rights owned by the Companies and the Subsidiaries are valid in the countries where registered and have been duly registered with the offices as identified in Exhibit 2.13(b)(1) and have been properly maintained and renewed in accordance with all provisions of applicable law and regulations. Except as described in
   Exhibit 2.13(b)(2), each Company or Subsidiary owns or has a valid license (for the territory stated in the license) to use the IP Rights needed to conduct their business as currently conducted and there are no claims or demands which have been asserted in writing by any third party to the Companies or the Subsidiaries with respect thereto. Except as described in Exhibit 2.13(b)(3), the Companies and the Subsidiaries do not have any obligation to pay royalties or other fees to third parties with respect to such intellectual property rights.


   2.14 Ownership and Security Interests

        Except as set forth in Exhibit 2.14 hereto and except for security interests on non-material assets and/or as otherwise reflected in the Accounts and/or which are the subject of "credit-bail" or similar arrangements, all of the inventory and assets of the Companies and the Subsidiaries reflected in the Accounts are free from any security interests, and the Companies and the Subsidiaries have full ownership rights over them.


   2.15 Customer Receivables; Loans

        (a) All customer receivables as well as any other receivables of the Companies or the Subsidiaries appearing in the Accounts are if required covered by bad debt reserves established in the Accounts in accordance with U.S. GAAP.

        (b) Exhibit 2.15(b) contains a complete list of the outstanding loans and lines of credit in excess of FF 1,000,000 (or its equivalent) granted to the Companies and the Subsidiaries as well as the name and address of all financial institutions with which the Companies or the Subsidiaries have an account, indicating in each case the persons having the authority to draw on these lines of credit or use the accounts. The Companies and/or the Subsidiaries are not in default under such loans.


   2.16 Suppliers and Customers

        Exhibit 2.16 lists for the financial year ending September 27, 1996 the ten (10) main suppliers and ten (10) main customers of the Companies and the Subsidiaries (taken on a consolidated basis), excluding entities directly or indirectly owned by the Seller. None of these suppliers or customers have broken off or interrupted, nor have threatened in writing to break off or interrupt, relations with the Companies or the Subsidiaries and none of these customers have reduced or threatened in writing to reduce their orders significantly.


   2.17 Managers and Key Employees

        Exhibit 2.17 sets forth (i) the name and total remuneration (including in-kind benefits) of the five (5) most highly remunerated managers, employees and representatives ("VRP") of each Company and Subsidiary and (ii) all the agreements and labor conventions with these persons. None of these persons has threatened in writing to end his or her position or relationship with one of the Companies or the Subsidiaries, and the Seller has no knowledge of any reason that could warrant the revocation of these managers for misconduct or termination of these employees or representatives for "faute grave" or "faute lourde".


   2.18 Employees

        (a) The members of the personnel of the Companies and the Subsidiaries are governed by the Collective Bargaining Agreements listed in Exhibit 2.18(a). No collective dismissals of the personnel have been notified to any of the employees of the Companies or the Subsidiaries. The personnel of the Companies and the Subsidiaries are not on strike and have not advised in writing that they intend to strike.

        (b) Except as set forth in Exhibit 2.18(b), the employees and managers of the Companies and the Subsidiaries are not entitled to receive any indemnities (such as termination indemnities, retirement indemnities or end of work indemnities) which exceed the indemnities required by the laws, regulations and collective bargaining agreement ("convention collective") which apply to the Companies and the Subsidiaries, and no employees are entitled to participate in the Companies' or the Subsidiaries' profits or to participate in retirement or life insurance plans or funds which are not required by the laws, regulations or collective bargaining agreement which apply to the Companies and the Subsidiaries.

        (c) Except as set forth in Exhibit 2.18(c) and as required by applicable laws, regulations and collective bargaining agreements, the Companies and the Subsidiaries have not contracted any obligation nor are bound by any obligation towards members of their former personnel or their heirs, in particular pursuant to a pension or complimentary retirement scheme.


   2.19 Subsidies and Governmental Assistance

        To the best knowledge of the Seller, Exhibit 2.19 hereto enumerates the governmental subsidies, be it national, regional, departmental or other, as well as the leases and other contracts and preferential conditions granted by a governmental authority be it national, regional, departmental or other, to one of the Companies or Subsidiaries and from which the Companies or the Subsidiaries currently benefit. To the best knowledge of the Seller, the Companies and the Subsidiaries will in no event be required to reimburse for any reason whatsoever the subsidies already received, except as indicated in Exhibit 2.19.

   2.20 Insurance

        The insurance policies subscribed to by the Companies and the Subsidiaries are currently in force and performance of such policies can be demanded in accordance with their terms. The coverage which they insure is normal and prudent in the industry relating to the specific activities exercised by the Companies and the Subsidiaries.


   2.21 Guarantees and Off-Balance Sheet Undertakings

        With the exception of the items listed in Exhibit 2.21 hereto, the Companies and the Subsidiaries are not bound by any third party guarantees, "cautions" or other off-balance-sheet undertakings
   ("engagements hors bilan") (it being understood that the term guarantees does not cover product warranties).


   2.22 Brokers

        All negotiations pertaining to the sale of the Shares and the agreements relating to such sale have been carried on in such a manner that no broker or other person acting on behalf of the Seller shall have a valid claim against any of the Companies or the Subsidiaries or against SFP and its shareholders for any broker's fee or finder's fee or similar compensation. The Seller has employed the Societe Generale, whose fees will be paid exclusively by the Seller.


                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF SFP

        SFP hereby represents and warrants to the Seller as follows:

   3.01 Organization

        SFP is a societe anonyme, validly organized and existing under the laws of France and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

   3.02 Authorization and Validity

        The execution and delivery of this Agreement by SFP and the performance by SFP of the transactions contemplated herein have been duly authorized by the conseil d'administration of SFP. This Agreement has been duly executed and delivered by SFP and, assuming the due authorization, execution and delivery of this Agreement by the Seller, constitutes a valid and binding obligation of SFP, enforceable against it in accordance with its terms. No consent of any third party (whether governmental or otherwise) is required by SFP to consummate the transactions contemplated by this Agreement.

   3.03 No Conflict or Violation

        Neither the execution of this Agreement not the performance of the transactions contemplated herein will (i) violate or conflict with the bylaws of SFP or (ii) violate or constitute a default under any material contract to which SFP is a party or by which its assets or property are bound or any law or any order, judgment or rule of any governmental authority which is applicable to SFP or its assets or property.

   3.04 Brokers

        All negotiations pertaining to the sale of the Shares and the agreements relating to such sale have been carried on in such a manner that no broker or other person acting on behalf of SFP shall have a valid claim against Seller and its shareholders for any broker's fee or finder's fee or similar compensation.


                                   ARTICLE IV

                         CONDITIONS PRECEDENT TO CLOSING


   4.01 Conditions Precedent to Obligations of the Purchasers

        The obligations of the Purchasers to purchase the Shares at the Closing are subject to the satisfaction at or prior to the Closing of each of the following conditions (unless satisfaction of any such condition is expressly waived in writing by SFP):

        (a) each of the representations and warranties of the Seller contained in Article II shall be true and correct as of the Closing, and SFP shall have received a certificate of the Seller to such effect;

        (b) (i) the Seller shall have caused Plastimo Nordic AB to transfer to an entity other than any Company or Subsidiary all of the shares held by Plastimo Nordic AB in Scubapro AB for a price of SEK 1,300,000, (ii) the Seller shall have assumed or guaranteed any liabilities of Plastimo Nordic AB in respect of Scubapro AB (including, without limitation, any taxes payable in respect of the transfer of the shares of Scubapro AB, all inter-company loans and any guaranties of the debts of Scubapro AB) or, to the extent it is impossible to substitute a third party as guarantor of the obligations of Scubapro, Seller shall issue a counter-guarantee to Plastimo Nordic AB, such counter-guarantee to be in a form reasonably acceptable to SFP's counsel, and (iii) SFP shall have received a certificate of the Seller as to the matters set forth in clauses (i) and
   (ii);

        (c) the Seller shall have delivered to SFP an irrevocable letter of credit of a first class French bank substantially in the form attached in
   Exhibit 5.02(b) hereto.

        (d) the board of directors of Plastimo France shall have approved (agree) (i) SFP as a new shareholder of Plastimo France and (ii) the financial institutions listed in Exhibit 4.01(d) hereto as new shareholders of Plastimo France in the event that they exercise their pledges over the shares of Plastimo France pledged to them, and the Seller shall have delivered to SFP a certified copy of the relevant board resolutions;

        (e) the board of directors of Plastimo UK shall have approved the transfer of the Plastimo UK Shares to Plastimo France in accordance with
   Article 15 of the Articles of Association of Plastimo UK and the Seller shall have delivered to SFP a certified copy of the relevant board resolution;

        (f) the persons listed in Exhibit 4.01(f) hereto shall have tendered their resignations from their respective offices as members of the boards of directors of the Companies and the Subsidiaries effective as of the date of the Closing;

        (g) the Seller shall have delivered to Plastimo France or Plastimo UK, as the case may be, duly executed distribution, supply and commercial agency agreements substantially in the form of the agreements contained in
   Exhibit 4.01(g) hereto.


   4.02 Conditions Precedent to Obligations of the Seller

        The obligations of the Seller to sell the Shares at the Closing are subject to the satisfaction at or prior to the Closing of each of the following conditions (unless satisfaction of any such condition is expressly waived in writing by the Seller):

        (a)  each of the representations and warranties of SFP contained in
   Article III shall be true and correct as of the Closing, and the Seller shall have received a certificate of SFP to such effect; and

        (b) SFP shall have tendered to the Seller a bank check (cheque de banque) on a first class French bank for immediately available funds in the full amount of the Plastimo France Purchase Price and Plastimo France shall have tendered to the Seller a bank check for immediately available funds in the full amount of the Plastimo UK Purchase Price, as set forth in Section 1.03.


                                    ARTICLE V

                            INDEMNIFICATION AGREEMENT

        The Seller hereby undertakes to indemnify and hold harmless SFP or (with respect to the acquisition of Plastimo UK) Plastimo France as set forth below. It is agreed between the parties that any amounts payable by the Seller pursuant to this Article V shall constitute a reduction in the Plastimo France Purchase Price and/or the Plastimo UK Purchase Price, as appropriate.


   5.01 General Indemnification

        The Seller undertakes to indemnify SFP or (with respect to the acquisition of Plastimo UK) Plastimo France, from and against (i) all damages, losses and liabilities suffered or incurred by SFP and/or the Companies and/or the Subsidiaries as well as (ii) all reasonable out of pocket costs and expenses relating thereto and/or relating to any third party claims (such costs and expenses to include reasonable attorney and accountants fees), arising from any breach or violation by the Seller of any representations and warranties set forth in Article II of this Agreement.


   5.02 Taxes

        (a) The Seller shall, as the sole and exclusive remedy with respect to any Assessments (as such term is defined below) other than the Specific Tax Audit, indemnify SFP for any such Assessment (including interest and penalties) plus the cost of reasonable attorneys' fees, arising from any tax, social security or customs audit relating to the activities of the Companies and/or the Subsidiaries before the date of the Closing excluding the Specific Tax Audit. This indemnity shall be owed by the Seller as soon as an assessment is made and payment is required (or bond or another form of security must be given) even if the Companies or the Subsidiaries have the right to contest such assessment. If a Company or Subsidiary successfully contests all or part of such assessments and recovers all or part of the payment made, the Seller shall be entitled, in the manner set forth in paragraph 5.02(b)(ix), to total or partial reimbursement of the temporary indemnification amount paid. In the event that any such assessment arises in France, the parties agree that the procedures and reimbursements set forth in Section 5.02(b) with respect to the Specific Tax Audit shall also apply to such assessment (except for the requirement of the Seller procuring a bank letter of credit). In the event that any such assessment arises in a country other than France, the parties agree to apply in good faith procedures and reimbursements substantially comparable to those set forth in Section 5.02(b). In all cases, the provisions of Section 5.02(b) relating to control and direction of proceedings and settlements as well as to cooperation shall apply mutatis mutandis.

        For the purposes hereof, the term "Assessments" shall mean assessments ("redressements"), including any interest and penalties, which are payable to the relevant tax, social security or customs authorities and either agreed by the relevant Company or Subsidiary (with the Seller's prior written approval) or are finally determined by litigation with such tax, social security or customs authorities.

        (b) In the case of the "inspection fiscale" currently underway and disclosed in Exhibit 2.07(b) (the "Specific Tax Audit") as the sole and exclusive remedy with respect to the Specific Tax Audit, the Seller hereby undertakes, notwithstanding this disclosure, to indemnify SFP in the manner set forth below.

             (i) By way of application of Section 5.04(e), with respect to any Assessments relating to the ''provision pour hausse des prix" or the "provision pour depreciation des stocks" in the Specific Tax Audit, the Seller will have no indemnification obligation except to indemnify SFP for all interest and penalties arising in connection with such Assessments.

             (ii) Any other Assessments on account of the Specific Tax Audit shall give rise to indemnification by the Seller to SFP for both the additional tax and the interest and penalties arising in connection therewith.

             (iii) At such time as Plastimo France may receive an "avis de mise en recouvrement" (an "Avis") in relation to the Specific Tax Audit (other than with respect to the items set forth in Section 5.02(b)(i) above) and, unless otherwise instructed in writing by the Seller, Plastimo France shall, and SFP shall cause Plastimo France to, promptly deliver to the tax authorities (a) a ''lettre de reclamation" (in the form prepared by counsel for the Seller) concerning the Avis and (b) a request for a "sursis" in payment of amount(s) indicated on the "Avis" (and being contested pursuant to the Seller's instructions) together with an offer of security from Seller (but not including security with respect to those items set forth in Section 5.02(b)(i) above) to the tax authorities in such form as indicated by the Seller. Plastimo France shall separately offer security for the items set forth in Section 5.02 (b)(i) on terms which are similar to those offered by Seller. If the tax authorities do not accept the security as so offered, Plastimo France shall, and SFP shall cause Plastimo France to, promptly deliver to the tax authorities such offer of substitute or modified security as is further indicated by the Seller.

             (iv) In the event that the tax authorities accept the offer of security (as modified if applicable) pursuant to subsection (iii) above, the Seller shall be responsible for assuring that such security is put into place at no cost to Plastimo France (with the exception of the security which is being offered separately by Plastimo France for the
   Section 5.02(b)(i) items). Upon the instructions of the Seller, Plastimo France shall, and SFP shall cause Plastimo France to, promptly take all measures which may be necessary or desirable (including the signature of all documents) for such security to be put into place.

             (v) In the event that payment by Plastimo France of the assessments set forth on the Avis becomes required either because the tax authorities do not accept the offer of security (as modified if applicable) pursuant to subsection (iii) above or if, after the tax authorities have accepted such offer of security, Seller fails to put such security into place as required, then Seller shall pay to SFP a temporary indemnification amount (the "TIA") equal to the amount of the indemnity which would have been owed hereunder by the Seller to SFP had the assessment of taxes, interest and penalties in the Avis been a final Assessment.

             (vi) The Seller's obligation to provide the agreed security to the tax authorities or to pay the TIA if the tax authorities do not accept the offer of security (as modified if applicable) shall be secured by an irrevocable letter of credit in the maximum amount of FF 6,000,000 issued by a first class French bank substantially in the form set forth in
   Exhibit 5.02(b). Such letter of credit shall remain in effect until (a) the French tax authorities have finally abandoned all claims with respect to the Specific Tax Audit, or (b) the Seller has paid the TIA or provided security satisfactory to the French tax authorities with respect to each of the Avis issued by the French tax authorities with respect to the Specific Tax Audit, or (c) Plastimo France and the tax authorities have settled any existing claims arising with respect the Specific Tax Audit and the indemnification owed by the Seller with respect thereto has been paid. Plastimo France shall, and SFP shall cause Plastimo France to, promptly notify (in writing with a copy to the Seller) the bank following receipt of an Avis (1) whether such Avis covers all or only part of the remaining claims of the tax authorities under the Specific Tax Audit and
   (2) of any other matters as set forth in (a), (b) or (c) above which would cause the letter of credit to no longer remain in effect. The charges (as set forth in the letter of credit itself) of the bank which is issuing such letter of credit shall, as a condition to such letter of credit remaining in effect, be paid by SFP promptly upon the request(s) of the issuing bank. Any payment by the bank pursuant to the letter of credit shall be automatically deemed to be a payment of TIA by the Seller. In addition, if prior to Plastimo France S.A. receiving the Avis, the French tax authorities release some of their current claims, then the parties shall in good faith agree on a corresponding reduction in the maximum amount of the letter of credit and SFP will so promptly notify in writing the issuing bank.

             (vii) Notwithstanding any provisions to the contrary in this Agreement, it is agreed that the entire direction and control of the Specific Tax Audit shall rest with the Seller at all times and at all stages of the procedure, whether before the tax administration or in the courts (including appeals). SFP hereby agrees to cause the management of Plastimo France to cooperate promptly and fully with the Seller and its representatives in connection with the Specific Tax Audit and it is agreed that such cooperation undertaking was a critical inducement for the Seller to agree to provide the irrevocable letter of credit provided for in subsection (v) above, without which the Seller would not have so agreed. The Seller hereby initially (with a right to change at any time by sending written notice to Plastimo France and SFP) designates Mr. Philippe Blime as its representative vis-a-vis Plastimo France and SFP in connection with the Specific Tax Audit who (together with such advisors as he may choose) shall have the right to attend and conduct all proceedings in front of the tax authorities and, if relevant, the courts and shall promptly be given by Plastimo France, as part of the aforesaid undertaking to cooperate, a copy of all documents and correspondence received from the tax administration and in the context of any court proceedings with regard to the Specific Tax Audit and shall be promptly informed of all oral (including telephone) contacts with the administration in such regard.
   The Seller agrees to keep Plastimo France fully informed of the progress of such Specific Tax Audit and to promptly send to Plastimo France copies of all memoranda, advice and other documents prepared by Seller or Seller's counsel in connection with the Specific Tax Audit.

             (viii) Plastimo France shall, and SFP shall cause it to, enter into such settlement with the tax authorities regarding the Specific Tax Audit as the Seller shall direct in writing and in addition Plastimo France shall not enter into any settlement of the Specific Tax Audit without the Seller's prior written approval. Notwithstanding the preceding sentence, any settlements regarding the "provision pour hausse des prix" or the "provision pour depreciation des stocks" shall be agreed jointly by the Seller and Plastimo France

             (ix) By way of application of Section 5.04(g), if the "reclamations administratives ou judiciaires" of the assessment made by Plastimo France at the request of the Seller, after Plastimo France has received an Avis, reduce on any one or more occasions the amount assessed by the French tax administration in its Avis and Plastimo France obtains a refund from the French tax administration, SFP and the Seller shall promptly recompute the indemnity owed by the Seller and SFP shall reimburse to the Seller the difference (the "Difference") between the TIA and the indemnity actually owed by the Seller with respect the final Assessment (if interest is paid by the tax authorities SFP shall also pay interest on such Difference at the rate paid by the tax authorities). In the event that prior to a Final Assessment occurring (but after payment of the TIA) there comes into being a partial settlement of the claims of the tax authorities on which the TIA payment was calculated, and Plastimo France obtains a refund from the French tax administration, SFP shall promptly in good faith reimburse to Seller an appropriate amount to reflect such partial refund. No set-off of any claims or rights may be made by SFP or Plastimo France against the amount of the TIA to be reimbursed hereunder.

             (x) The Seller will bear all of its own expenses in connection with the Specific Tax Audit and will, in addition to the other indemnification due to SFP pursuant to this Section 5.02(b), indemnify SFP, for all reasonable out-of-pocket costs (including attorney's fees) incurred by Plastimo France in connection with the Specific Tax Audit after the date of the Closing.


   5.03 Specific Recall / Repair Indemnity


        (a) In the case of the recall and repair programs on Plastimo rafts currently underway and disclosed in Exhibit 2.12(c)(2) (the "Recall and Repair Program") and as the sole and exclusive remedy with respect to such Recall and Repair Program, the Seller hereby undertakes notwithstanding this disclosure, to indemnify SFP for any costs (net of any related tax benefit) incurred by Plastimo France with respect to such Recall and Repair Program which exceed the FF 3,144,000 reserve set forth in the Accounts (the "Recall Reserve") to the extent that such costs are incurred by Plastimo France prior to August 31, 2003 (the "Excess Costs"). With respect to the first FF 500,000 in Excess Costs, the indemnity shall be equal to 50% of such Excess Costs and with respect to Excess Costs exceeding FF 500,000, the indemnity shall be equal to 100% of such Excess Costs. For the purposes of determining the Excess Costs, the parties agree that the per unit costs and the total number of rafts recalled and/or repaired shall equal those set forth in Exhibit 2.12(c)(2).

        (b) Plastimo France undertakes to, and SFP shall cause Plastimo France to, provide to the Seller on September 15 of each calendar year, beginning on September 15, 1997, a report indicating (i) the number of rafts which have been recalled and/or repaired during the preceding twelve months for each category of repair covered by Exhibit 2.12(c)(2) and (ii) the costs accrued to date with respect to the Recall and Repair Program and the remaining amount of the Recall Reserve.


   5.04      General Provisions Applicable to Indemnification

   The following dispositions and provisions shall be applicable to the determination and calculation of any indemnity which may arise in connection with Sections 5.01 to 5.03 above:

        (a) Except in the case of fraud (dol), the Seller shall not have any liability for any representations and warranties other than those representations and warranties set forth in Article II of this Agreement and the specific indemnities provided for in Sections 5.02 and 5.03. In addition, it is understood and agreed (i) that the indemnity arising under
   Section 5.01 shall be owed only to the extent that the event which created the damage, loss or liability was not disclosed herein or in the Exhibits hereto but (ii) that the obligation of the Seller to indemnify SFP under Sections 5.02 and 5.03 hereof shall not in any way be eliminated or reduced by any disclosure of the "fait ou evenement generateur" to SFP.

        (b) In the event that the same "fait ou evenement generateur" could give rise to an obligation of indemnification by the Seller under both
   Section 5.01, on the one hand, and Section 5.02 and/or 5.03, on the other hand, only the indemnification provisions set forth in Sections 5.02 or 5.03, as the case may be, shall be applicable and in such case no claim may be asserted pursuant to Section 5.01. In addition, the same "faits ou evenements generateurs" cannot be used to obtain more than one indemnification for the same loss, damage or liability.

        (c) No indemnity shall become due on account of purely indirect damages or losses and, in particular, no "multiple" of profits or other items shall be applied in calculating any indemnity which may become due hereunder by the Seller.

        (d) If any expense or loss which gives rise to an indemnity hereunder is deductible for income tax purposes by a Company or a Subsidiary, the indemnity payable hereunder shall be reduced by the amount of the deductible loss or expense multiplied by the applicable tax rate in effect at the time the expense or loss is incurred; provided, however, that if SFP is advised in writing by KPMG, in a form satisfactory to Seller, that it is required on its tax return to report the indemnity received as taxable income and it does in fact report on its tax return such indemnity as taxable income, there shall be no reduction of the indemnity hereunder.

        (e) Any Assessments (as such term is defined in Section 5.02(a)), including VAT Assessments, resulting in a simple transfer of income or expenses (including depreciation and amortization) from one tax year to another (or for VAT from one tax month to another) will not give rise to an indemnity hereunder, except for any interest and penalties arising in connection with such Assessments.

        (f) Any indemnification computed with respect to an expense or receipt which is subject to VAT shall be computed on a "hors taxe" basis provided that the relevant Company or Subsidiary is able to recover the VAT previously paid or deduct the newly incurred VAT.

        (g) If the Seller pays any indemnity hereunder and one of the Companies or Subsidiaries, or SFP, subsequently recovers or has a right to recover before December 31, 2000 from a third party (including insurance companies and tax authorities) an amount relating to the same facts, matters and/or events which gave rise to such indemnity, SFP shall, and shall cause the Companies and Subsidiaries to, take all appropriate measures to obtain such recovery as soon as possible and shall, upon such recovery promptly, up to the amount of such indemnity paid by the Seller, pay the amount of such recovery over to the Seller. If such recovery is received prior to the payment of the indemnity by the Seller, the Seller shall reduce the amount of its payment by an amount equal to the amount of the recovery.

        (h) SFP undertakes to assure that any insurance policy currently held by any one or more of the Companies and/or Subsidiaries and which covers any risks which would permit the Companies and/or the Subsidiaries to be reimbursed, wholly or partially, with respect to any "faits ou evenements generateurs" which could give rise to an indemnification obligation hereunder on the part of Seller, shall be maintained in effect until the expiration of such indemnification obligation, provided that SFP shall nonetheless have the right to cause the Companies and/or Subsidiaries to subscribe to new policies in the place and stead thereof which cover the same risks, so long as such substituted policies include a "reprise du passe". If such new policies have higher deductibles or lower ceilings than the previous policies and such higher deductibles or lower ceiling cause a Company or Subsidiaries to receive for any "fait ou evenement generateur" insurance proceeds which are less than the insurance proceeds which would have been received under the older (lower) deductible or (higher) ceiling, the reduction in the proceeds so computed shall be deducted from the indemnity to be paid.

        (i) The Seller's accountants shall be entitled to inspect or audit the books and records of the Companies and/or Subsidiaries (with the right to take copies of documents) in order to verify the application of the provisions of this Agreement related to Seller's indemnification obligations and the determination and calculation of any indemnity and SFP shall cause the Companies and Subsidiaries to so authorize the Seller. Such audits may not occur more than once per calendar year and Seller shall give SFP at least 20 days prior written notice thereof. Seller shall keep confidential all information and documents which it obtains or of which it learns in conducting such audits and shall cause its agents to do likewise.

        (j) To the extent that any breach of a representation or warranty of the Seller contained in Article II hereof is capable of remedy, SFP shall afford the Seller a reasonable opportunity to remedy the breach prior to making a claim for indemnification under Section 5.01 hereof. SFP agrees that in the event of any breach giving rise to an indemnity obligation of the Seller, SFP shall take and shall cause the Companies and the Subsidiaries to take, or to cooperate with the Seller, if so requested by the Seller, in order to take, all reasonable measures to mitigate the consequences of the related breach.

        (k) The Seller shall have no liability for indemnification which arises as a result of (i) the passing of, or any change in, after the date of the Closing, any law, rule, regulation or administration practice or standard, of any government, governmental department, agency, regulatory body or any increase in tax rates in effect on the date of the Closing, even if such change in law, rule, regulation or administrative practice or standard has retroactive effect or requires action at some future date; or
   (ii) any loss by a Company or a Subsidiary of any tax loss carry forwards or tax loss carry backs.


   5.05 Threshold

        (a) The different indemnities arising under Sections 5.01 and 5.02(a) (other than a claim for indemnification under Section 5.02(a) arising out of the sale of Scubapro Sweden AB by Plastimo Nordic AB) hereof will not give rise to payment unless the total amount of any indemnities attributed under such sections (including interest, penalties and reasonable attorney's fees), whether by agreement of the parties or pursuant to arbitration under Section 6.06 and whether such indemnities are finally determined before or after July 31, 1998, (the "Initial Indemnification Amount") exceeds two million five hundred thousand (FF 2,500,000) French Francs (the "Initial Threshold"), in which case if such amount is reached, the Seller shall pay the full amount of indemnities owed under this Agreement pursuant to such sections.

        (b) The different indemnities arising under Section 5.02(a) attributable to one or more claims made after July 31, 1998 but prior to the deadline set forth in Section 5.09(c) (the "Subsequent Tax Indemnification") will not give rise to payment unless the total amount of any indemnities attributable under such Section 5.02(a) (including interest, penalties and reasonable attorney's fees) exceeds a new threshold (the "Continuing Tax Threshold") which shall be equal to FF 2,500,000 minus the amount of the Initial Indemnification Amount, and Seller shall only be required to pay the Subsequent Tax Indemnification if it exceeds the Continuing Tax Threshold but, if this level is reached, the Seller shall pay the full amount of the Subsequent Tax Indemnification.

        (c) It is understood that the thresholds set forth in clauses (a) and (b) of this Section 5.05 will not apply (i) to any claim for indemnification under Sections 5.02(b) or 5.03 or (ii) to any claim for indemnification under Section 5.02(a) arising out of the sale of Scubapro Sweden AB by Plastimo Nordic AB.


   5.06 Ceiling

        Excluding indemnities for proven fraud (dol) and the indemnities arising under Sections 5.02(b) and 5.03 above, the various indemnities set forth in this Article V shall not give rise to any requirement of payment by the Seller of more than forty-five million (FF 45,000,000) French Francs in total.


   5.07 Claim Procedure

        (a) No later that 60 days (or earlier if the circumstances so require) after having been informed of any facts or events giving rise to a claim for indemnification hereunder, SFP shall in good faith give to the Seller a written notice (a "Claim Notice") specifying in reasonable detail any facts which may give rise to an indemnity under this Agreement. If for any reason SFP fails to comply with the aforesaid time limit, SFP shall not be precluded from asserting any claims hereunder, but the Seller shall be entitled to a reduction in the indemnity payable if the failure to notify within the aforesaid period caused the indemnity to be larger than it would have been had the Seller been notified within the aforesaid period. In such case, the Seller would be required to pay only the indemnity which would have been owed had the Seller been notified within the aforesaid period.

        (b) In the event any proceedings shall be instituted or any claim or demand shall be asserted by any third party (including a governmental entity or agency) (a "Third Party Claim") in respect of which SFP may have a right of indemnification from the Seller, SFP shall promptly notify the Seller in the time period set forth in clause (a) above. The Seller shall have the right, at its option and at its own expense (except that the relevant Company or Subsidiary shall pay its own expenses), to be represented by counsel of its own choice and to participate in, or at Seller's written election within 30 days of receiving the relevant Claim Notice, to take exclusive control of, the defense, negotiation and/or settlement of the relevant proceeding or claim or demand; provided that if Seller so elects to take control, SFP may participate in any such proceeding with counsel of its choice and at its own expense. To the extent that the Seller elects not to take control of any Third Party Claim (or does not, which shall be the equivalent of having made such negative election, notify SFP in writing of its election to take control within the aforesaid 30 day period), SFP agrees not to settle or permit any Company or Subsidiary to settle any Third Party Claims without the prior written consent of the Seller. All such proposed settlements shall be notified by SFP to the Seller in writing at least 30 days in advance and shall not be entered into if in such 30 day period the Seller notifies SFP in writing of its objection, in which case SFP shall continue to contest, and cause the Companies and Subsidiaries to contest, the Third Party Claim and all reasonable out of pocket expenses incurred by the Companies or the Subsidiaries in defending against any such Third Party Claims, including reasonable attorney fees, will be borne by the Seller. In all cases, the Seller shall have the right, by sending written notice to SFP to request the Companies and Subsidiaries to enter into a settlement of any Third Party Claim, provided that, if SFP does not wish such a settlement to be entered into, it shall have the right to so notify the Seller in writing within 30 days of the Seller's notice to SFP, in which case the Seller shall continue to be required to indemnify SFP with respect to the Third Party Claim, but the indemnity owed shall not exceed the amount of the indemnity which would have been owed had the proposed settlement been accepted. The Seller and SFP agree to cooperate fully with each other in connection with the defense, negotiation and/or settlement of any Third Party Claim and SFP undertakes to cause the relevant Companies and/or Subsidiaries and their counsel to so fully cooperate with Seller.


   5.08 Indemnity Payment

        Any indemnity set forth in this Article V will (subject to the next paragraph) be due by the Seller within thirty days after SFP has sent a Claim Notice, provided that, in the event of a Third Party Claim, the indemnity will be due as soon as the Companies or the Subsidiaries are obligated to pay under the terms of the contract, applicable legislation or of a judgment.

        In the case of disagreement between the parties, the indemnity will be due by the Seller as soon as the liability has (i) been agreed in writing by the parties or (ii) has been determined by an arbitral tribunal in accordance with Section 6.06 hereof and the judgment provides for immediate execution.

        Any late payment of an indemnity hereunder shall give rise to an interest charge computed at a rate of one month PIBOR plus 5% as from the later of (i) 30 days after the date the Claim Notice was received by the Seller or (ii) the date on which the loss giving rise to the indemnity was incurred, or, for claims which are in dispute, as from the date of the arbitral award. In any case where SFP is required to reimburse an indemnity previously received, interest shall accrue at the same rate beginning 30 days after a Company or Subsidiary has received the recovery which gives rise to the Sellers' right to reimbursement.


   5.09 Termination

        (a)  Any Claim Notice concerning indemnification arising under
   Section 5.01 hereof must be sent to the Seller as provided in Section 6.02 no later than July 31, 1998. Any such Claim Notice sent after such date shall not be valid.

        (b)  Any Claim Notice concerning indemnification arising under
   Section 5.03 hereof must be sent to the Seller as provided in Section 6.02 no later than August 31, 2003. Any such Claim Notice sent after such date shall not be valid.

        (c)  Any Claim Notice concerning indemnification arising under
   Section 5.02 hereof may be sent for as long as the relevant governmental administration is not barred by a statute of limitations, except that Claim Notices relating to "droits d'enregistrement" and other matters arising under Section 5.02 whose statute of limitations are longer than four years must be sent as provided in Section 6.02 before December 31, 2000, after which date any such Claim Notices sent shall not be valid.


                                   ARTICLE VI

                               GENERAL PROVISIONS

   6.01 Agreement Integration

        The present Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and replaces any previous undertakings or representations of any kind whatsoever, whether verbal or written. The present Agreement may not be modified except by written agreement which carries a date subsequent to the date of the present Agreement and is duly signed by the parties hereto.


   6.02 Notices

        All notices to a party under this Agreement must be sent in writing and shall be considered duly dispatched only if sent by registered letter with return receipt requested with confirmation by facsimile sent the same day or next French and US business day, to the address of the party concerned indicated at the beginning of this Agreement, or to such other address as either party may notify to the other party as set forth in this paragraph. Any notice sent in accordance with this Section 6.02 shall be deemed to have been received five French and US business days following the day it was sent. Copies of all notices shall also be sent by the notifying party as follows:

        If to the Seller, to:    Johnson Worldwide Associates, Inc
                                 1326 Willow Road
                                 Sturtevant, Wisconsin 53177, USA
                                 Attention: Chief Financial Officer
                                 Fax:  1 (414) 884-1704

                                 Foley & Lardner
                                 Firstar Center
                                 777 East Wisconsin Avenue
                                 Milwaukee, Wisconsin 53202-5367, USA
                                 Attention: Benjamin Garmer, III, Esq.
                                 Fax: 1 (414) 297 4900

                                 Bredin Prat
                                 130, rue du Faubourg Saint-Honore
                                 75008 Paris, France
                                 Attention:     Richard Schepard, Esq.
                                                Douglas Keane, Esq.
                                 Fax: (33) 1.43.59.70.01


        If to the Purchasers:    Societe Figeacoise de Participations
                                 15 rue Ingenieur Verriere
                                 56325 Lorient, France
                                 Attention: Mr. Anthony Le Saffre
                                 Fax: (33) 2.97.87.36.49

                                 Salans Hertzfeld & Heilbronn
                                 9, rue Boissy d'Anglas
                                 75008 Paris, France
                                 Attention: George S. Pinkham, Esq.
                                 Fax: (33) 1.42.68.15.45



   6.03 Outside Date

   If for any reason, any of the conditions precedent to the obligations of the Seller set forth in Section 4.02 has not been satisfied by February 5, 1997, then, without prejudice to the Seller's rights to recover damages for breach of this Agreement, the Seller shall not be required to proceed with the Closing and its obligation to sell the Shares shall automatically terminate. If for any reason any of the conditions precedent to the obligations of the Purchasers set forth in Section 4.01 has not been satisfied by February 5, 1997, then, without prejudice to the Purchasers' rights to recover damages for breach of this Agreement, the Purchasers shall not be required to proceed with the Closing and their obligations to purchase the Shares shall automatically terminate.

   6.04 Assignment

        In the event that SFP transfers all or part of the Plastimo France Shares to another company, SFP will be entitled to assign to that company the benefit, including the right to make further claims here under, of this Agreement with respect to the Shares which have been transferred by a simple notification sent to the Seller as set forth in Section 6.02 of this Agreement; provided, however, that SFP (without prejudice to its rights to enforce the relevant claims) shall not have the right to assign its rights in respect of any Claim Notices notified to the Seller prior to July 31, 1998 (the "Claim Notice Rights") to any third party other than the beneficiaries of the pledges of the shares of Plastimo France mentioned in Section 4.01(d) in connection with the realization of such pledges; provided, further, that SFP will continue to be bound by its obligations under this Agreement. Notwithstanding the foregoing, it is expressly agreed that (i) any assignee or transferee of any rights pursuant to this Section 6.04 (including Claim Notice Rights as authorized above) shall be bound by all of the provisions of Sections 6.05 and 6.06 of this Agreement and shall so agree in a writing delivered to the Seller in a form reasonably acceptable to its counsel prior to any such assignment or transfer of rights to such assignee or transferee having any legal effect vis-a-vis the Seller (the "Assignment Acceptance Document"),
   (ii) the Assignment Acceptance Document shall further confirm in a manner reasonably acceptable to counsel to the Seller that with respect to any matter in dispute (including matters which have already given rise to arbitration proceedings under Section 6.06) between the Seller, on one hand, and SFP, Plastimo France and/or any assignee, on the other hand, SFP and the assignee shall use their best efforts, to have the matter settled by the same arbitrators, in the same arbitration proceeding provided only that the relevant arbitrators agree to group any claims made in one arbitration proceeding, and (iii) the Assignment Acceptance Document shall also confirm in a manner reasonably acceptable to counsel to the Seller that any defenses which are available to the Seller against SFP and/or Plastimo France shall also be available vis-a-vis any assignees pursuant to this Section 6.04.

   6.05 Mediation

        For all disagreements on accounting matters that may arise between the parties relating to the interpretation and execution of the present agreement, the undersigned agree to submit their differences, prior to any court or arbitration proceeding, to non-binding mediation, the Seller, on one hand, and SFP and Plastimo France, on the other hand, each designating one mediator, unless they agree on the choice of a single mediator. The mediator or mediators will attempt to resolve the difficulties submitted to them and have the parties accept an amicable resolution within a maximum period of two months as from their nomination. The Seller and SFP shall share equally the fees and expenses of such mediator or mediators.


   6.06 Governing Law: Litigation

        This Warranty Agreement shall be governed by French law, without application of its conflict of law principles.

        All disagreement or difficulties arising between the parties relative to the validity, interpretation or execution of the Agreement shall be submitted to arbitration under the dispositions of articles 1492 et seq. of the New Code of Civil Procedure. If the parties agree to the naming of a single arbitrator, the arbitration will proceed with the arbitrator that they have chosen. In the contrary case, the tribunal shall be constituted by three arbitrators. The Seller, on one hand, and SFP and Plastimo France, on the other hand, shall each designate an arbitrator and the designated arbitrators will choose a president of the arbitral tribunal. In case one of the parties has not chosen an arbitrator in the thirty days following the first notification of the party that has initiated the arbitration or if the arbitrators cannot agree on the choice of the president of the arbitral tribunal in the thirty (30) calendar days following their nomination, the President of the Commercial Tribunal of Paris, notified of the request by the most diligent party, will designate the arbitrator or arbitrators necessary to complete the arbitral tribunal. The arbitration will take place in Paris and in English. The arbitrator will apply the procedural rules contained in articles 1442 to 1491 of the New Code of Civil Procedure. They will not have the power of "amiable composition". The decision of the arbitral tribunal will be final and the parties hereby waive all rights to appeal. The arbitrators shall use their best efforts to render their decision within a maximum delay of 6 months following the date of the constitution of the arbitral tribunal.

        If either party receives an award with respect to a claim, it shall be entitled to interest computed at a rate equal to PIBOR at three months on the amount of the award as from the later of (i) the date the claim was received by the other party or (ii) the date the loss giving rise to the indemnity was incurred. The arbitrators' fees will be borne by the party and paid in the manner set forth in the arbitral decision.

   6.07 Signature by Plastimo France

        SFP acknowledges that Plastimo France is acquiring the Plastimo UK Shares hereunder and hereby approves such acquisition together with the rights and obligations of Plastimo France hereunder.


   IN WITNESS WHEREOF the Seller, SFP and Plastimo France have entered into the present Agreement as of the date first mentioned above.

   Made in three (3) originals




    /s/ Carl G. Schmidt                          /s/ Anthony Le Saffre
   The Seller                                   SFP
   By:  Carl G. Schmidt                         By:  Anthony Le Saffre
        Senior VP and CFO                            Pdt in Directories


    /s/ Anthony Le Saffre
   Plastimo France
   By:  Anthony Le Saffre
        PDG